Exhibit 99.1

Contact:

Investors:	Media:
Thomas Walsh	Matt McLoughlin
Partner	Senior Account Executive
Alliance Advisors, LLC	Gregory FCA
212.398.3486	610.996.4264
twalsh@allianceadvisors.net	matt@gregoryfca.com

For Immediate Release:

Global Resource Corp. Announces New Chairman of the Board and New Chief Executive Officer

Brian Ettinger Named Chairman and Ken Kinsella Named Chief Executive Officer

Mount Laurel, N.J. – November 12, 2009 -- Global Resource Corp. (OTC: GBRC), a developer of a patent-pending microwave technology and machinery for extracting oil and gas, announced today that Mr. Ken Kinsella will become the Chief Executive Officer effective immediately.  In addition, Mr. Brian Ettinger has been appointed as the new Chairman of the Board of Directors.

Mr. Kinsella has extensive senior executive experience in the operations and management of several top organizations including both private and publicly listed NASDAQ companies. His wealth of experience is global and he has conducted business in countries outside the U.S. such as the UK, Japan, Korea, India, Australia, Greater China and throughout Continental Europe.

Most recently he was a Founding Partner in Tribe Equity, a provider of capital and corporate growth strategies to rapidly growing small and medium businesses.  Prior to Tribe Equity he was the CEO of Invicta Investments Limited, an organization that specialized in the construction of transactions including international property, energy, renewables and corporate equity deals in the U.S. and Europe.  Throughout his career he has been responsible for global business rollouts and strategic expansion including mergers and acquisitions, joint venture execution and strategic alliance partnerships.

“I’m excited to join Global Resource and offer my experience and knowledge of bringing new technologies to commercialization,” said Mr. Kinsella. “The Board of Directors believes that the technology represents a paradigm shift in the energy industry and my goal is to quickly and effectively commercialize our proprietary solution for various applications. The continued focus of our team will be on the monetization of this ground-breaking technology and Global Resource has taken major strides toward the beginning stages of commercialization. I look forward to working with the team at Global and providing important shareholder updates as we reach key milestones.”

Mr. Ettinger, a consultant to Global Resource since 2008, currently serves as the CEO and General Counsel for Worldwide Strategic Partners, Inc., an energy consulting firm involved in domestic and international energy projects involving oil and gas production, exploration, alternative fuels, waste to energy, biofuels, power, and pipelines.  He has also served as an independent consultant to Nuclear Solutions, Inc., a firm that developed technology that takes waste coal and converts to diesel fuel.  While at Nuclear Solutions he assisted the company in obtaining grants and entered into a contract to develop this technology under Shaw Energy Group.

In addition, Mr. Ettinger is the founder of The Law Office of Brian Ettinger.  The law firm concentrates on a general practice emphasizing Civil Litigation, Business Litigation, International Business Contracts and Negotiations including Energy Related Industries, International Lobbying Services and represents domestic and international clients in the energy, oil and gas development, exploration, drilling and pipeline products and/or natural gas development, power distribution, power purchase agreements, and coal producing pollution reduction.

“I look forward to being the Chairman of the Board as we move toward commercializing our technology in 2010,” commented Mr. Ettinger.  “The Board is pleased with the recent licensing agreement and sale of a 1-ton prototype unit to Universal Alternative Fuels for the use in oil shale and we believe Mr. Kinsella has the experience and relationships to deliver additional contracts.  Global Resource is at a crucial inflection point of fully commercializing our technology and we felt strongly about bringing in a CEO with Mr. Kinsella’s credentials.  It is an essential step to driving value for our shareholders.”

About Global Resource Corporation

Global Resource Corp., (GBRC), is a developer of a patent-pending microwave technology and machinery that extracts oil and petroleum products from shale deposits, tar sands, capped oil wells, bituminous coal and processed materials such as tires and plastics as well as dredged soil from harbors and river bottoms. Its process produces significantly greater yields and lower costs than are available using existing technologies. Because the process takes place in an enclosed environment it is emission-free and an efficient and cost-effective tool for cleaning environmental wastes and toxic materials. For more information see: www.globalresourcecorp.com

Forward-Looking Statements

This news release contains forward-looking statements regarding Global Resource Corporation's business strategies and future plans of operations. Forward- looking statements involve known and unknown risks and uncertainties. The forward-looking statements contained in this news release speak only as of the date hereof and Global Resource disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in Global Resource's expectations or future events.

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